                                                                   EXHIBIT 10.13

            AGREEMENT FOR COOPERATIVE USE OF COMMUNICATION PATENTS

                               November 5, 1996


PURCHASE OF AN OPTION TO OBTAIN INTELLECTUAL PROPERTY RIGHTS
------------------------------------------------------------

               WHEREAS, Inline Connection Corporation (hereinafter "Inline") owns patents in the United States and Canada and has filed patent applications in various countries describing new techniques for, among other things, communicating video and high data rate digital signals over twisted pair wires, including wires actively conducting voiceband communication (these patents and patent applications are listed in Appendix
     I) which patents and applications, together with all presently existing and hereafter created inventions, improvements or ideas related thereto and all subsequent modifications, divisions, continuations, re-issues, extensions, supplements and additions pertaining to or otherwise arising from such patents or applications being collectively referred to herein as the "twisted pair patents" or "TWP patents,"; and

               WHEREAS, CAIS, Inc., a Virginia corporation and/or CAIS Limited Partnership, a Virginia limited partnership (hereinafter "CAIS",) is in the business of providing Internet and telephone services and conducting other telecommunications business worldwide; and

               WHEREAS, CAIS or entities affiliated with either CAIS or certain of its principals (such entities being herein referred to as "CAIS Affiliates") desire to associate with Inline by reason of the ownership by Inline of the TWP patents; and

               WHEREAS, Inline and CAIS have an interest in exploiting the TWP patents for the mutual benefit of both parties.

               NOW, THEREFORE, in consideration of above premises and such other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged, the parties do hereby agree as follows:

1.   GRANT OF OPTION
     ---------------

     Inline hereby sells CAIS and CAIS hereby purchases from Inline an option (herein the "Option") under the terms defined below, to purchase rights to the TWP patents, under the terms that are set forth more fully below, for a total payment of FIFTY THOUSAND DOLLARS $50,000, which sum shall be payable to Inline concurrent upon execution hereof. Inline agrees promptly upon execution hereof to provide to CAIS without additional charge, both (i) complete copies of the patent applications, file histories and patents for each of the TWP patents, and (ii) reasonable assistance from Inline and its patent counsel in order to enable and facilitate the analysis by CAIS of the TWP patents.

The Terms of the Option:
-----------------------

     1.1)   The period of the Option (the "Option Period") shall be four (4)
     months, beginning as of the date that this agreement is fully executed, unless the Option is sooner exercised or terminated in accordance with the provisions of this section.

     1.2)   Inline agrees to retain ownership and usage rights of the TWP patents during the Option Period, and not to compromise such ownership and usage rights in any way during this period, except that Inline shall provide CAIS, for consideration of the sum of $10, the rights to use by itself or any CAIS Affiliate the TWP patents in up to three (3) different buildings during the Option Period.

     1.3)   It is further agreed that CAIS shall be afforded sole rights to build, market and develop the TWP patents during the Option Period, and, if the Option shall be exercised, at all times thereafter except to the extent expressly provided below to the contrary.

     1.4)   David D. Goodman, president of Inline, agrees to work under the direction of CAIS during the first three months of the Option Period. Mr. Goodman agrees, in good faith, to assist CAIS in determining the general value of the TWP patents, the specific value of the TWP patents to the business operations of CAIS, and assist CAIS in any other manner that is related to the TWP patents.

     CAIS agrees to pay Inline $7500 per month (the "$7,500 Monthly Fee") during the first three months of the Option

     Period, in return for Mr. Goodman's services. The three $7500 payments are due 15, 45, and 75 days after the date of purchase of the Option by CAIS, i.e., after execution of this Agreement.) There shall be no payment to Inline or other payment to Mr. Goodman during the fourth month of the Option Period.

     In consideration of such payments, Mr. Goodman agrees to devote full time efforts during the first three months of the Option Period for the services described above on behalf of CAIS, on an exclusive basis, with the understanding, however, that during this three month period, Mr. Goodman shall be entitled to complete before 8:00 a.m. and after 5:30 p.m. on Mondays-Fridays and during all hours on Saturdays and Sundays a maximum of two weeks of programming for America Online. No services shall be required of Inline or Goodman during the fourth month; however, neither party shall provide services to any other person, firm or corporation during any portion of such four month period involving the TWP patents or any applications thereof described in this Agreement.

     1.5)   CAIS can elect to forfeit the Option at any time. Should it elect to forfeit, such forfeiture shall be done by written notice from CAIS sent to Inline, referring specifically to this section. In the event of forfeiture by CAIS as aforesaid, CAIS shall be relieved of obligations to pay any amounts that have not come due, whereupon the license, defined above, entitling CAIS to use the TWP patents in up to three (3) different buildings, shall expire upon expiration of five (5) days thereafter. Should CAIS elect to forfeit the Option hereunder, neither party shall thereafter be bound to one another under this Agreement, with the exception that both Inline and Goodman shall indemnify and hold harmless CAIS and the CAIS Affiliates from any infringement or similar claims arising by reason of their use of the TWP patents during the Option Period, and such obligation shall expressly survive termination hereof; provided, however that as a condition to the agreement of Inline and Goodman to provide such indemnity, CAIS agrees during the Option Period to:

          (i) comply with any written specifications provided to CAIS by Inline with respect to implementation of the technology licensed hereunder;

          (ii) notify Inline promptly following receipt by CAIS of any such notice of infringement or similar claim; and

          (iii) following receipt by CAIS of such notice, reduce, alter or cease exercise of the rights provided by the TWP Patents, in accordance with Inline's written instructions.

Exercise of the Option (i.e. Purchase of Patent Rights):
-------------------------------------------------------

     1.6) CAIS shall be entitled to exercise its Option at any time during the Option Period, by payment of $50,000 (Fifty Thousand Dollars) to Inline. (The amount paid for the Option at the time of execution hereunder does not count towards this payment.) In addition, CAIS shall also concurrently pay the pro-rated then unpaid portion of the $7,500 Monthly Fee required above, if any such fee has not been theretofore paid, for work performed during the Option Period.

     1.7)   Upon exercise of the Option, all intellectual property rights pertaining to or otherwise arising from the TWP patents shall be deemed exclusively licensed to CAIS, under the terms defined in the sections below. This Agreement shall terminate only under the provisions that are also defined below.

2.   INTELLECTUAL PROPERTY RIGHTS GRANTED TO CAIS
     --------------------------------------------

     Should the Option be exercised as aforesaid, CAIS shall be deemed granted by Inline an exclusive license to use, make, sub-license, or sell, on a world-wide basis, in such manner or manners as CAIS shall in its sole and exclusive discretion determine necessary, desirable or appropriate, any technology covered by the TWP patents, subject only to those express geographic and pre-existing contract limitations described below in this section 2; recognizing, however, that as a material inducement to CAIS hereunder, Inline and Goodman represent and warrant that to the best of their knowledge, none of the pre-existing contract limitations to which this exclusive license shall be subject shall either

(A) adversely affect in any material manner, the right of CAIS to use, make, sub-license or sell any such technology other than within:

          (i) single family residential units [as opposed to multi family properties such as (by way of example and not in limitation) condominiums, apartments, hospitals, nursing homes, prisons, and hotels],

          (ii) bars, restaurants, coffee shops and other business establishments earning at least ninety percent (90%) of their revenues from the sale of food and beverages consumed on their premises;

or (B) impose upon CAIS or its sub-licensees any obligations, duties or limitations other than as described in (A) above.

     The restrictions set forth above in 2(A) and 2(B) are collectively referred to as the "Pre-Existing Contract Restrictions".

     In the event Inline or Goodman are found to have breached their representations under either this Section or in Section 15 below, (i.e. it shall be determined that either Inline or Goodman had knowledge of a pre-existing contract limitation or other patent holder which infringes on the ability of CAIS to use the technology to be licensed hereunder), then and in such event CAIS shall be entitled to recover all damages suffered or incurred by reason of such breach, including without limitation recovery of all sums paid to Inline and/or Goodman hereunder.

     The express limitations to which this exclusive license shall remain subject are as follows:

Geographic Limitations:
----------------------

     Rights to use, make, sub-license or sell the technology covered by the TWP patents (the "TWP Technology"), in the country of Israel shall be retained by Inline.

     CAIS further agrees that it shall not use, sub-license, make or sell the TWP Technology in either Germany or Austria without the express prior written consent of Inline, which consent shall be granted or withheld by Inline in its sole and exclusive discretion, recognizing that at this time Inline prefers not to use or permit any other party to use the TWP Technology in such countries.

     In no event shall the foregoing reservations pertaining to Germany or Austria be interpreted as granting any party other than CAIS the right to use, make or sell the TWP Technology in Germany and/or Austria.

Limitations Imposed by Pre-Existing Contracts:
---------------------------------------------

     Subject to the rights of CAIS to recover for the benefit of both CAIS and Inline all or such portion of the "Terk Rights" (as described in section 3 below) determined by CAIS necessary, desirable or appropriate, the intellectual property rights transferred under this Agreement do not include the following rights transferred by Inline Connection Corporation to Terk Technologies, of Plainview, NY, (hereinafter Terk) as part of a contract between Terk and Inline executed in 1995, namely:

     the right to build, use or sell products that transmit one or more signals onto twisted pair wires at frequencies above 3 Khz, and products that receive one or more signals at frequencies above 3 Khz, by connection to twisted pair wires within the specific field of use strictly confined to residential settings (but not multi-family residential settings as described above) and bars, restaurants, coffee shops and other business establishments earning at least ninety percent of their revenues from the sale of food and beverages consumed on premises.

     A true and complete copy of that contract (the "Terk-Inline Agreement") is hereby represented by Inline as being attached hereto.

     The parties hereby recognize and agree that the limitations set forth above shall not be deemed to subject CAIS or its sub-licensees to any liability, claim or damage by reason of the failure of their particular purchaser, or any subsequent user of any product sold by CAIS or its sub-licensees hereunder to limit the use of such product in accordance with the geographical or pre-existing contract limitations set forth above. CAIS and its sublicensees must print the following language on the exterior packaging of any such product:

     "Purchaser (or licensee) agrees not to use this product in detached single-family residential structures, and also agrees not to use this product in business establishments earning at least 90% of their revenues from the sale of food and beverages consumed on premises."

     This paragraph shall be placed in all agreements to resell or sub-license this product. This paragraph is the only agreement on its subject and shall supersede all contradictory agreements. It may be enforced by Inline Connection Corporation. CAIS agrees to adhere to the above paragraph and to place the label language and the resale agreement restriction language in all sales contracts or other agreements relating to the products. CAIS shall be released from any claims for any violation of the terms of this section if this paragraph was included in the contract to license or sell the violating products and the appropriate markings were made on any products sold by CAIS. The limitations described in the immediately preceding sentence are referred to below as the "Limitation Exceptions". The Limitation Exceptions shall in no manner affect the rights of CAIS to share commissions, fees or royalties as set forth below in Section 3.

3.   RIGHTS TO PURSUE RECOVERY OF TERK RIGHTS
     ----------------------------------------

     Upon exercise of the Option granted herein, Inline agrees that CAIS shall be entitled to take good faith action to negotiate with Terk and take other such appropriate action to recover all or any of the rights transferred to Terk under the Terk-Inline Agreement (herein the "Terk Rights"). CAIS agrees that any agreement to be entered into with Terk related to the transfer of the Terk Rights shall require the transfer of such rights so that they become part of the TWP patent rights subject to this Agreement. Further, CAIS shall consult with Inline prior to initiating any lawsuits or other court or arbitration proceedings against Terk in connection with recovery of the Terk Rights, and CAIS shall consult with Inline throughout such proceedings; provided, however that if CAIS does not receive any written objections within three business days following written notice to Inline hereunder, Inline shall be deemed to have waived its rights to discuss with CAIS the initiation of such claim or proceeding. CAIS shall be entitled in its sole and exclusive discretion to either abandon such actions, or to fund in whole or in part with Inline sums in connection with such negotiations or arbitration proceedings. Inline agrees to fully cooperate with CAIS, at no additional charge to CAIS, at anytime subsequent to the exercise by CAIS of its option rights hereunder, in all such negotiations and/or arbitration proceedings. In no event shall Inline modify, alter or change in any manner any of the terms, provisions or conditions set forth in the Terk Agreement during the term of this Agreement, nor waive or exercise any of its rights thereunder, absent the express written consent of CAIS. All rights recovered from Terk hereunder shall be governed by this Agreement, recognizing, however that (i) CAIS shall be entitled to recover all "Reimbursable Costs" (below defined) incurred in connection with any such negotiation or arbitration from the first royalties arising from recovery of any such rights prior to Inline receiving its share of such royalties; (ii) Inline shall thereafter be entitled to recover those funds, if any, elected by Inline in its sole discretion to be advanced to third parties in connection with such arbitration or negotiations from the royalties received subsequent to the reimbursement to CAIS under (i) above; and (iii) any royalties earned after the CAIS option has been exercised under the Terk-Inline Agreement, subsequent to the allocation of such royalties to the recoveries provided for in (I) and (ii), shall be allocated either 50% to Inline and 50% to CAIS, or 75% to CAIS and 25% to Inline, as more fully set forth below, provided, however, that the first $50,000 of such royalties, subsequent to the allocations to the recoveries provided for in (I) and (ii), shall be allocated to Inline. For purposes hereof, Reimbursable Costs shall be defined as legal costs and expenses, any direct travel, food or lodging costs, expert witness charges and expenses, and other costs paid to unrelated third parties. In addition, following the written consent of Inline, which consent shall not be unreasonably withheld, delayed or conditioned, Reimbursable Costs may also include reimbursement of sums or benefits paid or provided to CAIS employees providing services related to the pursuit of the Terk Rights. In the event Inline fails to respond within five (5) business days following written request, Inline shall be deemed to have consented to the expenditure of the particular cost or expense requested by CAIS to be reimbursed.

     The parties expressly agree that CAIS shall participate on a "fifty-fifty" basis with Inline to the extent Inline receives any commissions, fees or royalties of any nature subsequent to the exercise by CAIS of the Option, and Inline hereby agrees to remit to CAIS (or credit against the obligations of CAIS hereunder) one-half of all such amounts received by Inline under the Terk Agreement. Notwithstanding the foregoing, to the extent any provision of the Terk Agreement shall be determined by a court of competent jurisdiction to restrict CAIS or any CAIS Affiliate from exploiting the technology hereunder in a manner more restrictive than as defined within the Pre-Existing Contract Restrictions, and as a result thereof Terk or its designee exploits such technology in the restricted manner, then to the extent Inline receives any commissions, fees or royalties of any nature subsequent to the exercise by CAIS of the Option attributable to such restricted exploitation, CAIS shall participate as to a three-fourths share thereof (as opposed to the one-half share provided in the preceding sentence) with Inline receiving the remaining one-fourth share.

4.   CAIS OBLIGATIONS TO FUND R&D
     ----------------------------

     CAIS agrees to expend up to $200,000 for R&D efforts for the design of a reliable, seamless and affordable TWP System, incorporating the technology of the TWP patents, to deliver high speed video and data to end users utilizing existing twisted pair phone wire. The TWP System shall consist of several basic components including, but not limited to, the base station, the source server, FM transmitters, the switching hub, and enhanced wire jacks. Development of the TWP System is to include the design and prototyping of inline production models of all commercially unavailable equipment required to implement the TWP System. It is recognized that it will not be necessary for all of the components required for operation of the TWP System to be designed and custom prototyped, to the extent that there already exists commercially available equipment that will meet the needs of the TWP System and that can be integrated into the TWP System.

     The TWP System to be developed must have the following attributes: commercial reliability, ease of installation, ease of upgrade and ease of maintenance. Because the system will attach to the telephone network, it must be designed to meet any FCC certification and other requirements. The TWP System and its components should be built to meet all applicable legal, regulatory and industry requirements and standards. All components must be designed such that the mean time between failures (MTBF) is on the order of 30 minutes every 20 years. The TWP System must be designed for flexibility and able to accommodate the moves, adds, and changes that will be required due to the inherent dynamic nature of buildings where the TWP System will be installed.

     It is recognized that Inline and CAIS shall work together with the intent that the TWP System be produced in accordance with the above specifications at the lowest cost reasonably possible.

     Within 14 days following CAIS's exercise of the option pursuant to section 1.6, Inline shall submit to CAIS a proposed R&D plan and budget, which shall be subject to CAIS's approval, which shall not be unreasonably withheld. Inline agrees that all material contracts, purchase orders, and similar agreements to be entered into pursuant to and in implementation of the R&D plan and budget shall be submitted to CAIS for CAIS's prior approval, which shall not be unreasonably withheld or delayed.

     CAIS shall be entitled to control the disbursement of payments made in furtherance of the R&D plan and budget, but shall nevertheless report to Inline on a monthly basis the amounts and recipients of all disbursements therefrom. CAIS agrees to disburse payments consistent with timely implementation of the R&D plan and budget.

     It is specifically recognized and agreed by the parties that the $200,000 shall be used by CAIS solely in connection with research and development, as aforesaid. CAIS hereby agrees to commit to spend up to $200,000 during the nine (9) months period following the date of the exercise of the Option. CAIS shall be entitled to consider for purposes of such expenditures twenty percent (20%) of the monthly fees payable to Goodman (or Inline) for Mr. Goodman's services, pursuant to section 5 below, until completion of the TWP System. Inline shall use its best efforts to complete within such nine (9) months period the development of the TWP System. In the event the TWP System is developed before the expenditure of the $200,000, then and in such event CAIS shall be entitled to a preferential reimbursement right to recover from the royalties otherwise first receivable by Inline hereunder all sums spent for research and development not in excess of $200,000. In the event CAIS shall expend the full $200,000 hereunder, and CAIS shall elect in its sole discretion to advance additional funds, CAIS shall be afforded a preferential reimbursement right from the royalties otherwise first receivable by Inline to recover both
     (i)all such excess funds that CAIS chooses to advance not in excess of One Hundred Thousand Dollars ($100,000), together with interest thereon from the date advanced at eight percent (8%) per annum until recovered, together with

     (ii) the initial $200,000 expended by CAIS hereunder. For purposes of this Agreement, "preferential reimbursement right", unless otherwise specified, shall mean that CAIS shall be entitled to receive and apply to such recovery seventy-five percent (75%) of the royalties otherwise first receivable by Inline.

     If after $200,000 has been expended on R&D efforts the TWP System has not been completed, CAIS shall also be entitled to terminate its rights hereunder at any time thereafter prior to completion of the TWP System by written notice to Inline, with the understanding nevertheless that during the ten (10) year period subsequent to such termination CAIS shall be entitled to a non-exclusive license to use any of the patent rights itself, or it can trade rights to use the TWP Technology for distribution of signals to end users. The consideration CAIS receives in return for such a trade must include the right and obligation to provide substantial information services to these end-users, either directly or through a third party. CAIS shall compensate Inline, for all fees collected for such services, according to the schedules that apply prior to termination, provided that CAIS shall be entitled to a Most Favored Nation adjustment of such fees to the extent Inline agrees to more favorable terms with any third party. Inline shall inform CAIS of any such third party agreement within 30 days of the date Inline enters into any such agreement.

     In addition, notwithstanding any such termination by CAIS hereunder, should Inline subsequently receive any royalties related to the TWP Patents, CAIS shall remain entitled to a preferential reimbursement right from the royalties otherwise receivable by Inline to recover therefrom all expenditures for research and development made by CAIS not in excess of $300,000, to the extent that CAIS shall be entitled to receive and apply to such recovery fifty percent (50%) of the royalties otherwise first receivable by Inline. The parties expressly recognize that the provisions contained in this paragraph shall survive any termination of this Agreement and shall be fully enforceable by CAIS.

5.   INLINE OBLIGATIONS TO PROVIDE CONSULTING SERVICES
     -------------------------------------------------

     David D. Goodman, president of Inline, agrees to work full time and exclusively under the direction of CAIS, for the first two years (the "Consulting Period") following exercise by CAIS of the Option, subject to extension in the event the TWP System is not developed within the initial nine month period following the exercise of the Option. Inline shall be paid $8,500 per month for the services of Mr. Goodman during the first nine months of the Consulting Period, and provided the TWP System has been theretofore completed, a similar amount for each of the three months elapsing thereafter. Inline shall be entitled to receive during the last twelve months of the Consulting Period the sum of $10,000 per month. In the event the TWP System has not been completed within such nine month period, the aforesaid monthly fee shall be abated in its entirety until such time as the TWP System has been developed. Following development of the TWP System, the Consulting Period shall be deemed extended by the number of months delay between the expiration of the ninth month of the Consulting Period and the month in which such TWP System is developed. Further, in the event the Consulting Period is extended as aforesaid, Mr. Goodman shall receive during each of the three months following the month in which the TWP System is developed a monthly fee of $8,500, together with the $10,000 per month fees payable for each of the twelve months elapsing beyond such three month period. Mr. Goodman shall not be required to work under the direction of CAIS subsequent to expiration of the Consulting Period; however, neither Mr. Goodman nor Inline shall offer or provide, either directly or indirectly, to any other person, firm or corporation at anytime during the term of the exclusive license acquired by CAIS hereunder, any rights or services pertaining to or in competition with the TWP patents (except to the extent required by Terk in accordance with the presently existing terms under the Terk Agreement). The parties expressly agree that CAIS or its assigns shall be entitled to injunctive relief, in addition to and not in limitation of any other rights or remedies available at law or in equity as a result of the breach or planned breach by Mr. Goodman or Inline of its obligations hereunder. Following development of the TWP System, Mr. Goodman shall be entitled to reside in Israel up to two (2) months per calendar year provided that he continues to fulfill his obligations and duties hereunder. Further, Mr. Goodman agrees to cooperate with CAIS at its request as a consultant at all times subsequent to the expiration of the Consulting Period, with the understanding that Mr. Goodman would be entitled to receive fair compensation for any such services in the event the services were to become substantial in duration. In the event that, prior to the expiration of the Consulting Period, CAIS pays

     Inline sufficient royalties so that CAIS, pursuant to section 11 below, has secured a 50% ownership interest in the TWP patents, Mr. Goodman may elect to work only half-time during the remainder of the Consulting Period, with the monthly consulting fees payable to Inline proportionately reduced during such remaining period.

6.   CAIS OBLIGATIONS TO FULLY EXPLOIT THE PATENTS
     ---------------------------------------------

     CAIS agrees to use all reasonable efforts to exploit the technology being licensed hereby in the United States and in those countries where patent protection has been granted. CAIS agrees to confer with any potential licensees introduced to CAIS by either Goodman or Inline, recognizing, however that CAIS shall reserve the sole and exclusive discretion to reject, modify or accept the offered terms. CAIS agrees not to suppress the sale or trade of the product. Such action shall constitute a breach of this agreement after proper notice and failure to cure such breach within a reasonable period thereafter.

7.   COMPENSATION OF INLINE
     ----------------------

     Subject to the provisions of subsection 7.6 below, Inline shall be compensated for use of the TWP rights in accordance with the royalty payment chart (the "Royalty Chart") contained in Appendix II attached hereto and made a part hereof, in the following manner:

     7.1)   Inline shall receive a royalty based upon the sales price of any hardware, sold by CAIS or a CAIS Affiliate, that is covered by the TWP patents and communicates video or high speed (> 64Kbps) data over twisted pair wires that are actively being used for voiceband communication, such royalty to be determined in accordance with column D of the Royalty Chart.

     The sales prices shall be the wholesale price received by CAIS for goods utilizing the technology licensed to CAIS hereunder, but excluding amounts either received or provided for freight, or insurance incurred to ship the product to the customer, sales, value-added or use taxes, returns, discounts, allowances, bad debts, items sold at or near cost as an incentive to provide future services commissionable hereunder, and other similar items. In the case of integral products manufactured by parties other than CAIS or CAIS Affiliates, the sales price shall be based upon the wholesale price received by CAIS for the particular individual component, utilizing the technology licensed to CAIS and making up a part of the integral product. In the case of integral products manufactured by CAIS or CAIS Affiliates, the sales price shall be computed based upon the value added by inclusion of the particular individual component utilizing the technology licensed to CAIS and making up a part of the integral product.

     For example, Bell Atlantic licenses the rights to use the internal distribution technology in Montgomery County and, as part of the transaction, is allowed to purchase up to 10,000 FM Video transmitters from CAIS.

     7.2)   Inline shall receive a royalty determined under column E of the
     Royalty Chart based upon a percentage of the fees collected by CAIS or a CAIS Affiliate to the extent such fees are for Internet or other information services, video services, or digital audio radio services, provided under any contract, agreement, or similar arrangement that involves transfer of TWP patent rights as provided in section 2 of this Agreement. Further, amounts either received or provided for items such as discounts, allowances, bad debts, refunds, credits, sales, use or value added taxes, shall be deducted from fees received for purposes of determining the royalty obligations hereunder.

     For example,

     *  in return for an agreement to use CAIS as its ISP, an

       apartment management company in Washington, DC receives the rights to buy and use hardware that distributes Ethernet signals over the internal telephone wires of its apartment buildings,

     * CAIS contracts with company ABC to provide Internet services to the 20,000 tenants in the apartment buildings that ABC owns in Chicago, and CAIS takes on the obligation to manage the distribution hardware as part of the deal. Later, CAIS buys video signals from DirecTV and contracts with ABC to resell these video signals to the tenants using the hardware it manages.


     7.3)   In specific cases, Inline shall receive as a royalty a percentage of the fees according to Column F of the

     Royalty Chart, collected by CAIS or CAIS Affiliates for provision of information services, when such services that are *NOT* covered under section 7.2 above, only to the extent that the fees collected by CAIS would not otherwise have been received by CAIS or a CAIS Affiliate in the absence of the licensing to CAIS or such CAIS Affiliate of the TWP patents. Specifically, Inline will receive a percentage of fees when CAIS provides information services, directly or indirectly, to end-users in structures that have secured the rights to use hardware, covered by the TWP patents, to receive a DIFFERENT type of service. For example,

     A hotel company contracts with CAIS by reason of the grant to CAIS of the exclusive license hereunder for the rights to purchase, install, and use, in their hotel structures, Ethernet distribution hardware that is covered by the TWP patents. In addition, as a byproduct of the aforesaid relationship, the hotel company agrees to purchase Internet services from an ISP supplied by CAIS. Should the same hotel company subsequently elect to contract with CAIS for provision of long-distance telephone services, Inline shall receive a percentage of the fees for such services according column F, even though the second contract does not involve Inline patent rights. However, if such hotel company was attracted to CAIS or a CAIS Affiliate initially because of services other than those relating to the TWP patents, Inline shall not be entitled to receive any portion of the fees derived from such other services.

     For another example, CAIS contracts with company ABC to provide Internet services to the 20,000 tenants in the apartment buildings that ABC owns in Chicago, and CAIS does not, at the time the contract was signed, provide telephone services on a building-wide basis to any of these apartment buildings. CAIS later contracts to provide telephone services to five of the buildings that house these tenants.

     7.4)   Inline shall receive royalties determined under column G of the
     Royalty Chart, based upon the sums collected by CAIS or a CAIS Affiliate from third parties, for the rights to use, make, or sell all hardware, covered by the TWP patents, that communicate signals INTERNAL to a structure in circumstances where both (1) a third party, and not CAIS or a CAIS Affiliate, is the underlying provider of the hardware system utilizing the TWP Technology that is installed in such structure, but CAIS or a CAIS affiliate is paid for the right to use such hardware on an on-going basis (as opposed to the initial acquisition costs of such hardware), and (2) a third party, and not CAIS or a CAIS Affiliate, is the underlying provider of the Internet or other information service, video service, or digital audio radio service that is delivered to end users in the structure by use of the TWP Technology that is installed in such structure. There shall be deducted in determining the sums received by CAIS or a CAIS Affiliate for purposes of both this subsection 7.4 and subsection 7.5 below, all items such as discounts, allowances, bad debts, refunds, credits, sales, use or value added taxes. For example, Bell Atlantic licenses from CAIS the rights to use the TWP technology in Montgomery County, and pays CAIS $100,000 for such rights, where Bell Atlantic, and not CAIS or a CAIS affiliate, is the underlying provider of the hardware system to be installed in the buildings in Montgomery County, and where Bell Atlantic or other third parties, and not CAIS or a CAIS affiliate, is the underlying provider of the Internet and other information services to the end users in such buildings.

     In addition, Inline shall receive royalties determined under column G of the Royalty Chart, based upon the sums collected by CAIS or a CAIS Affiliate from third parties, where CAIS licenses a third party to make and sell hardware covered by the TWP patents, and such party can, as part of the license, grant purchasers of such hardware an unlimited license to use such hardware.

     7.5)   After reimbursement to CAIS or the CAIS Affiliate of all costs incurred for legal fees, and any other non-recurring cost in connection with procuring or retaining agreements with third parties for same, Inline shall receive as a royalty hereunder a portion of the royalties (or other payments) collected from such third parties by CAIS or a CAIS Affiliate determined in accordance with column H of the Royalty Chart for the rights to use, make, or sell all hardware, covered by the TWP patents, that communicates signals between two points external to structures, between two separate structures, or between a point outside (and substantially removed from) a structure and a point internal to the structure. This shall include, specifically but not exclusively, rights to use, make, or sell
     ADSL hardware.    In the event either CAIS or Inline become aware of
     another party providing video services to no less than 10,000 subscribers using ADSL hardware, CAIS, at its option, shall attempt to enforce the TWP Patent rights licensed hereunder within a reasonable time period thereafter or in lieu thereof, Inline shall be free to do so. Should Inline successfully maintain the enforcement action, it shall be entitled to recover from the next royalties payable hereunder its legal fees and other non-recurring costs in connection with such pursuit. CAIS and Inline agree to confer with one another from time to time in order to evaluate the appropriate course of conduct.

     7.6)   Notwithstanding any provision contained to the contrary hereinabove,
     CAIS or CAIS Affiliates shall be entitled to enter into licenses and/or sub-licenses with educational or other non-profit institutions (herein collectively the "Qualifying Institutions") on a cost-only basis (i.e. at a price calculated with the intent to provide the goods or services to the Qualifying Institution without any profit or markup to CAIS or the CAIS Affiliate) to receive products or information services using the technology licensed hereunder. In such event, all payments received by CAIS or the CAIS Affiliate shall be disregarded in determining royalty payments to Inline hereunder and in lieu thereof, Inline shall be entitled to 50% of the royalty which would have resulted had the Qualifying Institution not been provided pricing on a cost-only basis.

     7.7)   To the extent CAIS or a CAIS Affiliate receives consideration provided in kind as opposed to in cash, such consideration shall be valued at fair market value when received for purposes of computing the royalties to which Inline shall be entitled hereunder.

     7.8)   In any country not protected by a patent or patent application, the royalty rate reflected on the Royalty Chart shall be reduced in respect of goods manufactured or sold for use in such country should it become clear that competitors have entered the market in such country. The reduction shall be negotiated by the parties upon a determination that a competitor has entered the market and a determination of the anticipated effect that the competitor has in that market. The royalty rate may be reduced further based on the impact that the competitor has on the ability of CAIS or a sub-licensee to compete in that market.

8.   MINIMUM ANNUAL ROYALTIES
     -------------------------

     CAIS shall be obligated to pay Inline a minimum annual royalty according to the following schedule:

     $100,000 on the first anniversary of delivery of the TWP System as defined in section "CAIS Obligation to Fund R&D"

          $150,000 on the 2nd anniversary,
          $200,000 on the 3rd anniversary,
          $250,000 on each anniversary thereafter.

     Failure to pay the minimum royalty shall result in the breach by CAIS hereunder, if not cured within fifteen (15) days following written notice to CAIS.

9.   TERMINATION OF THE AGREEMENT
     ----------------------------

     CAIS shall be entitled to terminate the license at anytime upon no less than thirty (30) days written notice. However, no such termination shall adversely affect any existing sub-licenses nor the obligation of the licensee to pay Inline (or CAIS) any unpaid accrued fees hereunder. This agreement will self-terminate upon the lapse of the last Inline patent in Appendix I.

10.  NEW INTELLECTUAL PROPERTY
     -------------------------

     Subject to the provisions of the following sentence, new intellectual property conceived by David D. Goodman (or other Inline personnel including without limitation Messrs. Woodward and Domnitz) during the period of this agreement shall become, upon conception, property of Inline Connection Corporation, whether or not such property was conceived during the course of Mr. Goodman's work under this Agreement. It is expressly recognized that Inline personnel shall not be considered as employees of CAIS by reason of this Agreement.

     If intellectual property, trade secrets and proprietary know-how is conceived or acquired by David D. Goodman or other Inline personnel during the term of this Agreement relating to communication over twisted pair wires at frequencies above the common voiceband, or if new patent applications are filed by any of these people on such subject matters, these new rights shall be deemed to be a part of the TWP patents, listed in Appendix I, and shall be governed by the terms of this Agreement from and after the date conceived or acquired. As such, they shall be subject to the "Joint Ownership of Patent rights" clause of this Agreement, which is defined below.

     New intellectual property obtained or created by CAIS or any CAIS Affiliate during the period of this Agreement that relates to communication internal to a structure over twisted pair wires at frequencies above the common voiceband shall remain property of CAIS or such CAIS Affiliate and will be scheduled in Appendix I. Rights provided by such property, however, shall be governed in the same manner as rights provided by the TWP patents, listed in Appendix I. In the event that this Agreement is terminated prior to the completion of the TWP System and before CAIS has spent $200,000 for R&D pursuant to section 4 above, Inline shall be entitled to a non-exclusive license to any new intellectual property obtained or created by CAIS or any CAIS Affiliate during the period of this Agreement occurring prior to such termination that relates to communication internal to a structure over twisted pair wires at frequencies above the common voiceband.

     New intellectual property created or obtained by David D. Goodman or his Inline personnel during the Consulting Period and not relating to communication over twisted pair wires shall be made known to CAIS. If CAIS is interested in exploiting such new rights, CAIS may either incorporate such rights into this Agreement by scheduling them in into Appendix I or CAIS shall be entitled with a paid-up four (4) month option following written notice to CAIS of the existence of such new intellectual property to either negotiate a new and more favorable (to CAIS) agreement with respect to such new rights or in the absence thereof, to incorporate same into this Agreement as aforesaid.

11.  JOINT OWNERSHIP OF PATENT RIGHTS
     --------------------------------

     After CAIS has paid Inline SEVEN HUNDRED FIFTY THOUSAND DOLLARS $750,000 in compensation (and for such purposes all sums paid to Inline hereunder by CAIS or a CAIS Affiliate shall be aggregated, including without limitation the initial option payment, the purchase price for the option, the monthly fees of $7,500, $8,500 and $10,000, respectively and all royalties payable to Inline hereunder) under this agreement, fifty percent (50%) of the ownership of Inline's interest in all of the properties set forth on Appendix I, as same may be supplemented from time to time in accordance with the provisions of this Agreement, shall be assigned to CAIS. All other considerations under this Agreement shall remain the same.

     In the event this Agreement is terminated subsequent to CAIS's acquisition of the right to fifty percent (50%) of the ownership of Inline's interest in all of the properties set forth on Appendix I:

          a) CAIS or a CAIS affiliate can use any of the TWP patent rights itself, or it can trade rights to use the patented internal distribution technology for distribution of signals to end users. The consideration CAIS receives in return for such a trade must include the right and obligation to provide substantial information services to these end-users, either directly or through a third party. CAIS shall compensate Inline, for the resulting subscription fees, according to the schedules that applied prior to termination, subject to the Most Favored Nation protection as provided in section 4 above.

          b) Inline can license other companies to use the technology. It must pay CAIS 50% of all royalties collected in this manner. If Inline uses the technology itself, it shall pay CAIS royalties according to the rates set forth in the Royalty Chart schedules set forth in Appendix II.

12.  ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS
     -------------------------------------------

     CAIS shall have the right, but not the obligation, to undertake any demand, suit or action against infringers of the intellectual property, licensed hereunder. In the event that CAIS proceeds with an enforcement suit or action, Inline shall cooperate with CAIS in prosecuting the suit or action and shall make its personnel available for testifying as witnesses at trial or depositions, for assisting in the drafting of litigation documents including interrogatories and answers to interrogatories and document requests, and for such other assistance as may be required to reasonably prosecute the litigation. In the event that CAIS obtains any judgment as a result of litigation conducted by CAIS against third parties, Inline shall be entitled to partake of any award after CAIS has been reimbursed for expenses. In addition, Inline shall be able to receive from such award reimbursement of the reasonable costs incurred by Inline in providing expert witnesses and assistance in the litigation required of Inline hereinabove. In the event that the award is calculated on the basis of a reasonable royalty, Inline shall receive fifty percent (50%) of an established or reasonable royalty. If the award is calculated on the basis of lost profits, Inline shall receive a percentage comparable to the percentage which Inline would have received based upon whether the claim was for services or products and assuming that if the claim were for products that such products were manufactured by CAIS. In the event CAIS declines to proceed with an enforcement suit or action by reason of the determination that pursuit thereof is not economically feasible, Inline shall be free to pursue on its own behalf with the enforcement action. In such event, Inline shall be entitled to recover first from any damages awarded its costs and expenses relating to such enforcement action, together with interest thereon at the rate of eight percent (8%) per annum from the date advanced until collected. Thereafter, CAIS shall be entitled to partake of the award.

     Should CAIS find patent protection desirable on new developments by David
     D. Goodman or other Inline personnel covered by this Agreement, Inline shall file appropriate patent application and will prosecute such application at Inline's expense. During prosecution, Inline shall consult with attorneys for CAIS regarding the scope and sufficiency of protection. Inline shall keep all patents in force, for example, by the timely payment of maintenance or renewal fees. Should Inline decide not to keep a patent or application in force, they must inform CAIS at least thirty (30) days in advance of the date. If CAIS decides to assume responsibility, Inline will assign the property to CAIS which will be responsible for the costs of assignment and future costs of the property. Should Inline decide not to file a patent application, they shall inform CAIS. If CAIS wishes to assume the responsibility and costs of such application, Inline will have the inventor(s) assign the rights to CAIS.

13.  CONFIDENTIALITY
     ---------------

     Each party shall treat as confidential all new developments by either party in intellectual property that fall within the bounds of the technology being licensed hereunder. This obligation as to confidentiality shall not apply to any information which:

     (a)  was in the public domain at the time of its disclosure hereunder, or

     (b) subsequently becomes part of the public domain through no fault of either party, as of the date of its becoming part of the public domain, or

     (c) was received from a third party, provided that the information was not obtained by the third party directly or indirectly from CAIS or Inline under an obligation of confidentiality.

14.  INSURANCE
     ---------

     CAIS shall purchase $5,000,000 of liability insurance for Inline for each of the first two years following production of the TWP System. Such payments shall be deducted from royalties. Any premiums paid by CAIS shall be credited against the minimum royalties CAIS is obligated to pay under this Agreement.

15.  WARRANTIES
     ----------

     Inline hereby warrants that it is the rightful owner of the intellectual property under which this license is granted. Inline also warrants that to its knowledge all of the patents presently set forth in Appendix I are valid. Inline further warrants that to the best of its knowledge, after due inquiry, exercise by CAIS of its rights granted under this Agreement will not result in the infringement by CAIS or its affiliates on the rights of any other patent holders. CAIS acknowledges that Inline has disclosed to CAIS the existence of a patent held by Xantech Corporation related to infrared communications, and that a limited number of alternative implementations of the TWP Technology could result in an infringement on such Xantech patent, but that there exist many other alternative implementations of the TWP Technology that Inline, to the best of its knowledge, believes would not result in an infringement on such Xantech patent.

16.  INDEMNIFICATION
     ---------------

     Inline agrees to indemnify and hold CAIS harmless against any and all claims, demands, suits, actions, proceedings, costs, damages, expenses or other disputes, including damages under any antitrust claim or action, which relate, directly or indirectly to, the failure of Inline to perform any of its obligations hereunder, or the breach of any representation or warranty made herein.

     CAIS agrees to indemnify and hold Inline harmless against any and all claims, demands, suits, actions, proceedings, costs, damages, expenses, or other disputes, including damages under any antitrust claim or action, which relate, directly or indirectly, to the failure of CAIS to perform any of its obligations hereunder, the breach of any representation or warranty made by CAIS herein, or in connection with the manufacture, use and sale of products, subject to the Limitation Exceptions set forth above.

     Notwithstanding the foregoing, the parties expressly recognize and agree that neither CAIS nor Inline shall be deemed to have indemnified the other against any anti-trust action or claim arising by reason of the grant of exclusive rights by Inline to CAIS hereunder, or exercise by CAIS of such exclusive rights.

17.  HEADINGS
     --------

     The headings or titles of this Agreement are inserted merely for convenience and identification and shall not be used or relied upon in connection with the construction or interpretation of this Agreement.

18.  SURVIVAL AND SEPARABILITY
     -------------------------

     The parties agree that it is the intention of neither party to violate any public policy, statutory or common laws, or governmental or supranational regulations; that if any sentence, paragraph, clause or combination of the same is or becomes in violation of any applicable law or regulation, or is enforceable or void for any reason, such sentence, paragraph, clause or combination shall be inoperative and the remainder of the Agreement shall remain binding upon the parties.


19.  ASSIGNMENT
     ----------

     CAIS shall have the right to assign its rights and/or obligations under this Agreement upon receiving the written consent of Inline, which consent shall not be unreasonably withheld. In the event that CAIS determines to assign a selected number of its obligations under this Agreement, the Assignment shall be effective only if the successor-in-interest shall agree in writing with Inline to assume the selected obligations.

     It is understood that Inline's performance under this Agreement is considered to be in the nature of a personal service contract and is therefor not assignable. For example, assistance by Inline personnel and specifically David D. Goodman in developing the technology is considered essential to commercialization. Inline and David D. Goodman warrant and represent that David D. Goodman currently controls Inline Connection Corporation and that David D. Goodman shall continue to remain in control of Inline Connection Corporation. Notwithstanding the foregoing, Inline shall be entitled to convert from a corporation to a limited liability company or other similar entity, which conversion shall be expressly permitted hereunder, or to transfer its assets to a limited liability company or other similar entity, so long as any such converted entity shall remain in the control of David D. Goodman.

20.  CONSTRUCTION AND JURISDICTION
     -----------------------------

     This Agreement shall be construed, interpreted and applied in accordance with the laws of the District of Columbia applying to contracts fully executed and performed in the City of Washington, District of Columbia. In the event of any dispute in connection with this Agreement or the provisions thereof, the parties shall submit to arbitration before the American Arbitration Association at their offices in Washington, D.C. The decision of the Association shall be a final decision binding on the parties without the right of appeal.

21.  WAIVER
     ------

     The waiver of any breach of this Agreement by any party thereto shall in no event constitute a waiver as to any future breach, whether similar thereto or dissimilar in nature.

22.  MERGER
     ------

     This instrument constitutes the complete Licensing Agreement between the parties and there are no understandings, representations, or warranties of any kind except as expressly provided herein and as may be provided in subsequent agreements.

23.  AUDIT RIGHTS
     ------------

     Inline and Goodman, and CAIS and any CAIS Affiliate shall be entitled to audit (either itself or through the services of an accredited third party auditing firm that has agreed to be bound by appropriate confidentiality restrictions) the financial records of the other party periodically during the term (but no more frequently than twice a year) in order to confirm compliance by such other party of its obligations under this Agreement.
     The parties shall respectively reasonably cooperate with any such audit. Any such audit shall be conducted during normal business hours within the Washington, D.C., metropolitan area. The parties agree to promptly correct any deficiencies or overages paid hereunder disclosed by such audit. The parties further agree that should any such audit disclose deficiencies in amounts paid by the audited party to the auditing party that are greater than 50% of the amount that should have been paid, then in such case the audited party shall reimburse the auditing party for the reasonable costs of such audit.

24.  CONFIDENTIALITY
     ---------------

     Inline and CAIS both agree to use commercially reasonable efforts to maintain information or materials received from the other party on a confidential basis which is requested by the providing party to be so maintained. Nothing contained herein shall be deemed to require a receiving party from disclosing by reason of court or other judicial order any information or materials received from the other party; however, both parties shall at the sole cost and expense of the requesting party reasonably cooperate with any lawful protests instituted by the requesting party to contest the requirement that any such confidential information be disclosed.

     Inline Connection Corporation

     By:       /s/ David D. Goodman
             ----------------------
               David D. Goodman

     Title:   President


        David D. Goodman
     --------------------------
     David D. Goodman, in his individual capacity


     CAIS, Inc.

     By:       /s/ Ulysses G. Auger, II
             --------------------------


     Title:     President
             --------------

                                 APPENDIX I

                                 Inline's Twisted Pair Patents
                                 and
                                 Patent Applications


1) US Patent No 5,010,399, "Video Transmission and Control System Utilizing Internal Telephone Lines," David D Goodman and Robert H Domnitz, filed 7/14/89, 30 claims issued 4/23/91 and assigned to Inline Connection Corporation. Other patents and applications based on the identical disclosure:

          A continuation application, filed with the US PTO, currently active. Eighty-two claims, filed in June, 1996, currently under consideration.

          Canadian patent No 2020841,  granted July, 1994.  Fourteen claims.

          A South Korean application, submitted in December, 1990.

          A European application, submitted in June, 1990. Fourteen claims recently approved by the European PTO. Includes Rights to obtain claims in Great Britain, France, and Germany.


2)   Three applications submitted to the US PTO on December 5, 1991:

          "RF Broadcast System Utilizing Internal Telephone Lines"

          "Cable Television Distribution and Communication System Utilizing Internal Telephone Lines"

          "Two-way RF Communication at Points of Convergence of Wire Pairs from Separate Internal Telephone Networks"


3) An application submitted to the US PTO July 12, 1996, entitled, "A Digital Communication System for Apartment

     Buildings and Similar Structures Using Existing Telephone Wires."

                                  Appendix II

                                               Column                        D            E           F            G           H
                                                                         Section       Section    Section       Section    Section
Royalty Percentages of Annual Commissionable Revenue                       7.1           7.2        7.3         7.4 3rd      7.5
         Years One and Two                                               Equipment   Information  Telephone      Party       ADSL
                                                                           Sales      Services     Services    Royalties   Royalties

                                                                             %            %           %            %           %
         From                     $1  To         *                       0.00%        5.50%       3.00%       50.00%      70.00%

         From                      *  and up                             3.00%        5.50%       3.00%       50.00%      70.00%

         Year Three and Each Year Thereafter

         From                     $1  To         *                       4.50%        5.50%       2.75%       50.00%      70.00%

         From                      *  To         *                       4.50%        5.00%       2.50%       50.00%      70.00%

         From                      *  To         *                       4.00%        4.75%       2.38%       45.00%      70.00%

         From                      *  To         *                       4.00%        4.50%       2.25%       40.00%      70.00%

         From                      *  To         *                       4.00%        4.00%       2.00%       40.00%      70.00%

                                   *  To         *                       4.00%        3.50%       1.75%       40.00%      60.00%

                                   *  And up                             3.00%        3.00%       1.50%       40.00%      60.00%


* Confidential Treatment Requested. The redacted material has been separately filed with the Commission.

                              LICENSING AGREEMENT
                     TERK TECHNOLOGIES - INLINE CONNECTION
                     -------------------------------------

Agreement dated as of December 17, 1994 between Inline Connection Corporation (Inline) and Terk Technologies, Inc. (Terk). For purposes of interpretation and for all other legal purposes, Inline and Terk shall be considered to be joint and equal authors of this document.

As part of this agreement, Inline agrees to grant Terk an exclusive license, under the intellectual property defined below, to build, use, and sell technology, as defined below, in the field of use, as defined below.

Terk shall pay Inline a $5,000 option fee upon execution of this document. The contract shall then become effective if, at any time within the succeeding two months:

     1) Terk indicates to Inline in writing that Terk elects to enter into this agreement, and
     2) Terk pays Inline a signing fee of $20,000. The $20,000 and $5,000 payments shall be credited towards royalties.

Terk may extend the period which it may elect to satisfy the above paragraphs
(1) and (2) and have this Agreement become effective, if within 60 days from the date hereof it pays Inline $5,000.00, which amount shall be credited against the $20,000 to be paid pursuant to sub paragraph (2).

TECHNOLOGY DEFINITION:
Products that transmit one or more signals onto twisted pair wires at frequencies above 3Khz, and products that receive one or more signals at frequencies above 3Khz, by connection to twisted pair wires.

APPLICABLE PATENTS:
The license includes all rights to the technology, in the field of use, given in the following patents:

     US Patent Number 5,010,399, filed July 16, 1989, granted April 23, 1991 and assigned to Inline Connection Corp.

     US Patent Application # (serial number provided in confidence) a continuation to US Patent No. 5,010,399, pending.

     European Patent Application # (serial number provided in confidence), identical to the application that generated US 5,010,399 and having the same priority date, pending.

     Canadian Patent Number 2,020,841, granted on June 15, 1994 and assigned to Inline Connection Corp.

     South Korean Patent application (serial number provided in confidence), identical to the application that generated US 5,010,399, pending.

     Three pending US patent applications filed December 5, 1991 by David D. Goodman, et al, and assigned to Inline Connection, (serial numbers provided in confidence.)

     Any other patent application filed by Inline Connection Corporation or David D. Goodman that teaches new elements and concepts within the bounds of the above technology definition.

The license also includes the right to sub-license any and all rights to the technology, subject to limitations set forth herein.

FIELD OF USE:

The field of use is strictly confined to residential settings and bars, restaurants, coffee shops, and other business establishments earning at least
                               ----------------------------------------------
90% of their revenues from the sale of food and beverages consumed on premises.
------------------------------------------------------------------------------

     "Purchaser (or licensor) agrees not to use this product in non-residential sites including, specifically but not exclusively, hotels, hospitals, schools, all commercial sites (other than those listed in the first
                                   -------------------------------------
     paragraph of this "Field of Use" section), and office buildings. Also, use
     -----------------------------------------
     of the technology to transmit signals from the "telephone wiring closet" commonly found on the ground floor of apartment buildings, or a similar point of convergence of wires leading to terminations in different apartment units, is specifically prohibited. The only use permitted in apartment buildings is the transmission of signals internal to a residential unit. The purchaser (or licensor) agrees to affix the following label on all products: "For Residential Use Only". This paragraph shall be placed in all agreements to resell or sub-license this product. This paragraph is the only agreement on its subject and shall supersede all contradictory agreements. It may be enforced by Inline Connection Corporation."

Terk agrees to adhere to the above paragraph and to place this language in all sales contracts or other agreements relating to the products. (Terk shall be released from any claims for any violation of the terms of this section if this paragraph was included in the contract to license or sell the violating products.)

Inline shall have the right to manufacture products for its own uses in transmitting from point to point within an apartment unit in connection with the sale or installation of equipment for servicing multiple dwelling units in the same building.

The field of use is clarified further in the following section.

OUTSIDE/INSIDE TELEPHONE WIRING:

Telephone companies (telcos) are currently transmitting video and other high data rage signals over the twisted pair wires that define the "subscriber loop" reaching from the telcos' central switching office to their subscribers. Devices that fall within the bounds of the "technology definition" can also be used to transmit signals to the subscribers from some point on the subscriber loop located between the central switching office and the residence. One version of this technology is known as ADSL (Asymmetrical Digital Subscriber
Line).

At the subscriber's residence, these types of signals can flow from the outside wiring to the inside wiring, and in the opposite direction. Inline retains the specific and exclusive right, under its patents, to build, sell, and use, electronic receivers that connect to internal wiring to receive signals that were last transmitted (i.e. processed electronically) at a pont outside the residence and removed from the subscriber's property. Inline retains the same rights for signals that are transmitted inside the residence and received at an outside point that is removed from the subscriber's property.

Communication of any signal between two devices that are located at points inside or immediately adjacent to the residence and embody principles that fall within the "technology definition" shall be within the scope of the License granted and subject to the terms of this agreement.

ROYALTY RATE:

For the purposes of determining royalties, a video service provider shall be defined as a company which directly or through an affiliate provides video signals or telephone service to more that 50,000 subscribers.
                                          ------

The following rates shall apply for all products that fit the technology definition except "Integral Products," as it is defined in the next section:

     4% for products manufactured by Terk, including OEM and private label sales, and sold to companies other than a video service provider,

     6.5% for products manufactured by Terk, including OEM and private label sales, and sold to a video service provider,

     50% of sub-licensing fees obtained from video service providers or from products that are sold directly from factories to a video service provider,

     50% of sub-licensing fees obtained from all other sources.

In any country not protected by a patent or patent application, the royalty rate shall be reduced in respect of goods manufactured or sold for use in such country should it become clear that competitors have entered the market in such country. The reduction shall be negotiated by the parties in good faith upon a determination that a competitor has entered the market and a determination of the anticipated effect that the competitor has in that market. The royalty rate may be reduced further based on the impact that the competitor has on the ability of Terk or a sub-licensee to compete in that market.

INTEGRAL PRODUCTS:

The following products are likely candidates to have the subject technology included as part of their circuitry and inside their enclosures:

     TV devices
     VCRs
     Laser Disk Players
     Video Games
     Video Cameras
     Cable Convertors and other Video Set-Top Boxes
     Satellite Convertors
     Cassette Decks
     CD Players
     FM Tuners
     Audio Amplifiers
     Lap-Top Computers
     Personal Computers

The royalty rates for the integral products listed above are:

     4% for products manufactured by Terk including OEM and private label sales, and sold to companies other than a video service provider,

     6.5% for products manufactured by Terk including OEM and private label sales, and sold to video service providers,

     60% of the royalties from the sale of televisions and 55% of the royalties from any other source.

In any country not protected by a patent or patent application, the royalty rate shall be reduced in respect of goods manufactured or sold for use in such country should it become clear that competitors have entered the market in such country. The reduction shall be negotiated by the parties upon a determination that a competitor has entered the market and a determination of the anticipated effect that the competitor has in that market. The royalty rate may be reduced further based on the impact that the competitor has on the ability of Terk or a sub-licensee to compete in that market.

MINIMUM ANNUAL ROYALTIES:

Terk is required to pay Inline the following minimum royalties:

     -    $25,000 payable no later than December 31, 1995
     -    $25,000 payable no later than December 31, 1996

     -    $50,000 in the succeeding 12 month period,
     -    $100,000 within each of the next 3 succeeding 12 month periods,
     -    $150,000 within each of the succeeding 12 month periods.

Royalties shall be computed on the wholesale prices of the devices sold by Terk utilizing the technology licensed under this Agreement but excluding freight, insurance, returns, discounts, allowances and similar items. In the case of Integral Products, royalties shall be based on the wholesale price of the individual component utilizing the technology licensed under this Agreement and making up a part of the Integral Product, except in the case of Integral Products manufactured by Terk royalties will be based on value added.

BEST EFFORTS:
------------

Terk agrees to use its best efforts to market and sell Terk's products
----------------------------------------------------------------------
incorporating the technology licensed to Terk pursuant to this agreement.
------------------------------------------------------------------------

ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS:

Terk shall have the right, but not the obligation, to undertake any demand, suit or action against infringers of the intellectual property, as defined herein.
In the event that Terk proceeds with an enforcement suit or action, Inline shall cooperate with Terk in prosecuting the litigation and shall make its personnel available for testifying as witnesses at trial or depositions, for assisting in the drafting of litigation documents including interrogatories and answers to interrogatories and document requests, and for such other assistance as may be required to reasonably prosecute the litigation. In the event that Terk obtains any judgment as a result of litigation conducted by Terk against third parties, Inline shall be entitled to partake of any award after Terk has been reimbursed for expenses. In the event that the award is calculated on the basis of a reasonable royalty, Inline shall receive 50% of an established or reasonable royalty. If the award is calculated on the basis of lost profits, Inline shall receive a percentage (4%, 6.5%) as set forth above for products manufactured by Terk.

EXCHANGE OF INTELLECTUAL PROPERTY RIGHTS:

Any intellectual property rights, including trade secret and proprietary know-how, that may be developed by Inline that fall within the bounds of the "Technology Definition," shall be licensed under this Agreement and covered by all the terms of this agreement, including specifically, but not exclusively, the "Field of Use" clause. These intellectual property rights shall revert to Inline upon expiration of the term of this agreement.

Should Terk develop intellectual property rights that fall within the "Technology Definition," Terk will grant a non-exclusive license to such rights, free of charge, to Inline.

Each given party shall keep the other party informed as to all new developments by the given party in intellectual property that fall within the bounds of the "Technology Definition". In addition, the parties shall consult with one another about the advisability of filing for patent protection for any new intellectual property that may be developed by one or both of the parties within the bounds of the "Technology Definition." Should Terk find patent protection desirable, Inline shall file appropriate patent application and will prosecute such applications at Inline's expense. During prosecution, Inline shall consult with Terk attorneys regarding the scope and sufficiency of protection. Inline shall keep all patents in force, for example, by the timely payment of maintenance or renewal fees.

CONFIDENTIALITY:

Subject to mutual disclosure as discussed above, each party shall treat as confidential all new developments by either party in intellectual property that fall within the bounds of the "Technology Definition". This obligation as to confidentiality shall not apply to any information which:

     (a) was in the public domain at the time of its disclosure hereunder, or

     (b) subsequently becomes part of the public domain through no fault of either party, as of the date of its becoming part of the public domain, or

     (c) was received from a third party, provided that the information was not obtained by the third party directly or indirectly from Terk or Inline under an obligation of confidentiality.

CONSULTATION AND COMMERCIAL DEVELOPMENT:

Inline shall provide to Terk whatever assistance is reasonably deemed necessary
                                                    ----------
by Terk to enable Terk to manufacture and market technology, as defined above.

SPECIAL FOREIGN LIMITATIONS:

Terks licensing rights are worldwide, except that there shall be no sales by Terk in Germany or Austria, and no sales or sub-license to German-owned or Austrian-owned companies.

MARKING OF PRODUCTS:

All products shall be marked: "Manufactured and sold under license from Inline Connection Corporation."

TERM:

The term of the agreement shall extend for the life of all patents that cover technology that meet the specifications of "technology definition." Terk may not suppress sale of the product in return for compensation from a third party. Such action would terminate the agreement. Terk may terminate this Agreement at any time by giving Inline 30 days' prior written notice of such termination.

INSURANCE:

Terk shall purchase $5,000,000 amount liability insurance for Inline for each of the first two years. Such payments shall be deducted from royalties. Inline may elect to decline this insurance, and keep the royalties. Any premiums paid by Terk shall be credited against the minimum royalties Terk is obligated to pay under this Agreement.

WARRANTIES:

Inline hereby warrants that it is the rightful owner of the intellectual property under which this license is granted. Inline also warrants that to its knowledge all patents set forth above under "applicable patents" are valid. Inline further warrants that it knows of no patents owned by third parties which would be infringed by Terk in exercising the rights granted under the intellectual property as defined herein.

INDEMNIFICATION:

Inline agrees to indemnify or hold Terk harmless against any and all claims,
                                                             ---
demands, suits, actions, proceeding, costs, damages, expenses, or other disputes, including damages under any antitrust claim or action, with relate, directly or indirectly, from the rights and licenses granted hereunder including, but not limited, to, the failure of Inline to perform any of its obligations hereunder, or the breach of any representation or warranty made herein.

Terk agrees to indemnify or hold Inline harmless against any and all claims,
                                                             ---
demands, suits, actions, proceeding, costs, damages, expenses, or other disputes, including damages under any antitrust claim or action, which relate, directly or indirectly, to the failure of Terk to perform any of its obligations hereunder, the breach of any representation or warranty made herein, or in connection with the manufacture, use and sale of products.

HEADINGS:

The headings or titles of this Agreement are inserted merely for convenience and identification and shall not be used or relied upon in connection with the construction or interpretation of this Agreement.

SURVIVAL AND SEPARABILITY:

The parties agree that it is the intention of neither party to violate any public policy, statutory or common laws, or governmental or supranational regulations; that if any sentence, paragraph, clause or combination of the same is or becomes in violation of any applicable law or regulation, or is enforceable or void for any reason, such sentence, paragraph, clause or combination shall be inoperative and the remainder of the Agreement shall remain binding upon the parties.

ASSIGNMENT:

Terk shall have the right to assign its rights and/or obligations under this Agreement upon receiving the written consent of Inline, which consent shall not be unreasonably withheld. In the event that Terk determines to assign a selected number of its obligations under this Agreement, the Assignment shall be effective only if the successor in interest shall agree in writing with Inline to assume the selected obligations.

It is understood that Inline's performance under this contract is considered to be in the nature of a personal service contract. For example, assistance by Inline personnel in developing the technology is considered essential to commercialization.

CONSTRUCTION AND JURISDICTION:

This Agreement shall be construed, interpreted and applied in accordance with the laws of the state of New York applying to contracts fully executed and performed in New York. In the event of any dispute in connection with this Agreement or the provisions thereof, the parties shall submit to arbitration before the American Arbitration Association at their offices in New York,

New York. The decision of the Association shall be a final decision binding on the parties without the right of appeal.

WAIVER:

The waiver of any breach of this Agreement by any party hereto shall in no event constitute a waiver as to any future breach, whether similar thereto or dissimilar in nature.

MERGER:

This instrument constitutes the complete Licensing Agreement between the parties and there are no understandings, representations, or warranties of any kind except as expressly provided herein and as may be provided in subsequent agreements.

TERK TECHNOLOGIES CORP.             INLINE CONNECTION CORPORATION

By:     /s/ Neil Terk                By:     /s/ David Goodman
      ----------------------              --------------------------
      Neil Terk, President                David Goodman, President


Dated: 4/18/95                       Dated:__________________________
      ----------------------